AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made as of the 1st day of June, 2005 between OCCULOGIX, INC. (the “Corporation”), a corporation incorporated under the laws of the State of Delaware, and John Cornish who resides at 531 Fernshire Drive in the City of Palm Harbor in the State of Florida (hereinafter referred to as the “Employee”).

WHEREAS the Corporation and the Employee entered into an employment agreement, dated as of April 1, 2005, setting forth the rights and obligations of each of them with respect to the Employee’s employment with the Corporation (the “Employment Agreement”);

AND WHEREAS the Corporation and the Employee have agreed that it would be in the best interests of both of them for the Employee to devote more of his working time and attention to his employment under the Employment Agreement and to use his best efforts to promote the interests of the Corporation;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in the Employment Agreement, as amended by this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Employee agree as follows:

1.	Section 3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following provision:

3. Performance of Duties

During the Employment Period, the Employee shall faithfully, honestly and diligently serve the Corporation and its Subsidiaries as contemplated above. The Employee shall devote 85% of his working time and attention to his employment hereunder and shall use his best efforts to promote the interests of the Corporation.

2.	Section 5.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following provision:

5.1 Salary. The Corporation shall pay the Employee a salary minus applicable deductions and withholdings, in respect of each Year of Employment in the Employment Period calculated at the rate of $113,104 per annum, payable in equal installments according to the Corporation’s regular payroll practices. The Salary shall, in the sole and absolute discretion of the board of directors of the Corporation, be subject to an increase on the basis of an annual review. The Salary shall be prorated in respect of the First Year of Employment such that the Employee shall be entitled to and the Corporation shall be required to pay in respect of such year only the pro rata portion of the Salary that corresponds to the number of days, after May 31, 2005, worked by the Employee in the First Year of Employment.

3.	The Employment Agreement remains in full force and effect, unamended, other than as amended by this Amending Agreement.

4.
This Amending Agreement may be signed by facsimile and in counterpart, and each such counterpart will constitute an original document, and such counterparts, taken together, will constitute one and the same instrument.

5.
This Amending Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflict of laws rules which are deemed inapplicable herein. The parties hereto each consent to the personal jurisdiction of the federal and state courts of the State of Florida.

6.	The Employee acknowledges that:

(a)	he has had sufficient time to review and consider this Amending Agreement thoroughly;

(b)	he has read and understands the terms of this Amending Agreement and his obligations under the Employment Agreement, as amended by this Amending Agreement;

(c)	he has been given an opportunity to obtain independent legal advice, and such other advice as he may desire, concerning the interpretation and effect of this Amending Agreement; and

(d)
this Amending Agreement is entered into voluntarily and without any pressure and that his continued employment with the Corporation has not been made conditional on execution and delivery by him of this Amending Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

Signature of Witness	John Cornish

Name of Witness (please print)	OCCULOGIX, INC.

Elias Vamvakas
Chairman and Chief Executive Officer